UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): March 10, 2005

                                 TECHEDGE, INC.
             (Exact Name of Registrant as Specified in its Charter)



         Delaware                       000-50005                04-3703334
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(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
      of Incorporation)                                      Identification No.)


       33 Wood Avenue South, 7F
          Iselin, New Jersey                                        07310
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(Address of principal executive offices)                          (Zip Code)


        Registrant's telephone number, including area code (732) 632-9896
        -----------------------------------------------------------------


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02      Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers.

      (b) On March 10, 2005, Techedge's board of directors removed Ya Li, Techedge's Chief Financial Officer, from the position of Chief Operating Officer as a result of the board's appointment of his successor to that position as part of Techedge's efforts to expand its senior management.

      (c) On March 10, 2005, the board of directors of Techedge, Inc., appointed Eugene K. Chen as its Chief Operating Officer.

      Mr. Chen, who is 46 years old, had served as Techedge's Senior Vice President for Business Operations since January 2005. Prior to joining Techedge, Mr. Chen worked at AT&T Corp. for over 21 years in various management and technical positions, serving most recently as AT&T's Director - Signature Client Group Billing Operations from November 2002 to December 2004. Mr. Chen has a Bachelor of Science and a Masters of Science degree in Electrical Engineering from Columbia University of New York.

      Mr. Chen was hired by Techedge on an at-will basis in accordance with the terms set forth in Techedge's original offer letter to him which he accepted in December 2004 and in accordance with Techedge's standard employee policies and procedures. In accordance with the offer letter, Mr. Chen receives an annual salary of $180,000 and other benefits consistent with Techedge's standard employee benefit package, including health, dental and life insurance, three weeks annual paid vacation and seven company holidays.

      The offer letter requires that Techedge's management recommend to the board of directors that Mr. Chen receive a combination of a stock option and restricted stock with respect to 3,250,000 shares of Techedge's common stock. The recommended stock option would be to purchase Techedge common stock at a price to be determined by the board of directors and would vest over a four-year period with 10% vesting at the end of the first three months of employment and monthly vesting thereafter. The recommended restricted stock would be subject to the terms of Techedge's 2005 Restricted Stock Incentive Plan and would vest over a four-year period with 25% vesting at the end of the first year of employment and annual vesting thereafter. To date, Techedge's board of directors has not acted on this recommendation.

      The offer letter provides that in the event that Mr. Chen's employment with Techedge is terminated by reason of an Involuntary Termination then he will be entitled to receive one year's base salary, to be paid in accordance with Techedge's normal payroll practices and subject to applicable withholding taxes, provided he delivers a general release of claims in form and substance satisfactory to Techedge. For purposes of the offer letter, "Involuntary Termination" means any termination by Techedge of Mr. Chen's employment other than as a result of death, Disability or Termination for Cause. "Disability" means Mr. Chen's inability to perform the normal and usual duties of his position with Techedge by reason of any physical or medical impairment that is expected to result in death or continue for a period of twelve consecutive months or more. "Termination for Cause" means the occurrence of any of the following actions by Mr. Chen: (i) commission of any act of fraud, embezzlement


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

or dishonesty; (ii) unauthorized use or disclosure of confidential information or trade secrets of Techedge, (iii) intentional misconduct which has an adverse effect upon Techedge's business or reputation, (iv) continued failure to perform the major duties, functions and responsibilities of his position after written notice from Techedge identifying the deficiencies in his performance and a reasonable cure period of not less than 30 days or (v) a material breach of his fiduciary duties as an officer of Techedge.

Item 9.01      Financial Statements and Exhibits

      The following exhibits are filed as part of this Current Report

(c)   Exhibits

      99.1 Offer Letter, dated December 27, 2004 between the Registrant and Eugene K. Chen



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

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

               TECHEDGE, INC.




               By:  /s/ Peter Wang
                    -------------------
                     Name:  Peter Wang
                     Title:  Chief  Executive  Officer and Chairman
                             of the Board



Dated:  March 15, 2005



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

                                  EXHIBIT INDEX

      99.1 Offer Letter, dated December 27, 2004 between the Registrant and Eugene K. Chen


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